V G TECH, INC.

Raiffeisenstrasse 1	Tel: 49-(0)-6031-791760
D-61169 Friedberg, Germany	Fax: 49-(0)-6031-791762

V G TECH, INC.
ANNOUNCES PRIVATE PLACEMENT, GRANTS OPTIONS

Friedberg, Germany - October 19, 2004 – V G Tech, Inc. (OTC BB: VGTE) (the “Company”) announces that it has entered into a private placement subscription agreement with an independent corporate investor (the “Investor”), for 416,666 units at a price of $2.40 per unit for total proceeds of approximately $1,000,000. Each unit will be comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the Investor to purchase one additional share of the Company’s common stock at a price of $2.40 per share for a period of two years from the date of closing.

The Company also announced that on October 15, 2004, it granted options pursuant to the Company’s 2004 Stock Incentive Plan which was adopted on September 28, 2004. The Company has granted options to purchase up to 10,000,000 shares of its common stock at a price of $1.70, including a grant of 2,000,000 shares to its President and Director, Achim Stamm. The balance of the options were granted to Employees and Consultants of the Company or its subsidiary. The options are exercisable for a period of five years from the date of the grant.

For more information visit our website at www.aqua-society.com or contact:

Abraham Joy
Telephone: 49-(0)-6031-791760

V G TECH, INC.

/s/ Achim Stamm

____________________________
Achim Stamm, President

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.